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EXHIBIT 10.2
EMPLOYMENT AGREEMENT

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is entered into and effective as of the 21st day of November, 2002, by and between FoneFriend, Inc., a Delaware corporation formerly known as Universal Broadband Networks, Inc. (the "Company"), with principal corporate offices located at: 2722 Loker Avenue West, Suite G, Carlsbad, California 92008, and Jackelyn Giroux, whose address is 11684 Ventura Blvd., #581, Studio City, California 91604 ("Executive").

1. EMPLOYMENT.

         1.1 The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions set forth herein, commencing November 21, 2002 (the "Effective Date"), and continuing through December 31, 2005 (the "Term"), unless terminated earlier as provided in Section 4 below.

2. DUTIES OF EMPLOYEE.

         2.1 Executive shall serve as the President and Chief Executive Officer of the Company. In this capacity, Executive shall perform such customary, appropriate and reasonable executive duties as are usually performed by the President and Chief Executive Officer, including such duties as are delegated to her from time to time by the Board of Directors of the Company (the "Board"). Executive shall report directly to the Company's Board.

         2.2 Executive agrees to devote Executive's good faith, sufficient time, attention, skill and efforts to the performance of her duties for the Company during the Term of this Agreement; provided, however, that the Company acknowledges that Executive also provides her personal services to, and has certain responsibilities to, and continued duties and involvement with Global Universal Limited, Inc. and Last Chance Films, Inc. Therefore, the Company expressly agrees to allow Executive to continue her involvement with such other entities without in anyway jeopardizing her employment with the Company. Further, this Agreement shall not be interpreted to prohibit Executive from making passive personal investments if those activities do not materially interfere with the services required under this Agreement.

3. COMPENSATION AND OTHER BENEFITS.

         3.1 BASE SALARY. During the Term hereof, the Company shall pay to Executive a base salary of Ninety Thousand Dollars ($90,000) per calendar year (the "Base Salary"), subject to increase at the discretion of the Board, payable at the rate of Seven Thousand Five Hundred Dollars ($7,500) per month, with payments to be made in accordance with the Company's standard payment policy and subject to such withholding as may be required by law.

         3.2 BONUS. During the Term hereof, the Company shall also pay to Executive a cash bonus in an amount equal to one percent (1.0%) of the net revenue received by the Company, less any withholding required by law.

         3.3 VACATION. Executive shall be entitled to a minimum of four (4) weeks paid vacation per year.


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         3.4 OTHER BENEFITS. During the Term hereof, the Company shall provide
Executive with health, dental and disability insurance. In addition, Executive shall be eligible to participate in all other benefits or profit sharing plans (including incentive stock options) made available to other executives of the Company. If Executive elects to participate in any other such benefits or plans, and such plans require payment, then Executive's portion of such payment(s) will be deducted from Executive's paycheck.

         3.5 BUSINESS EXPENSES. The Company shall provide Executive with credit accounts of the Company and shall promptly reimburse Executive for all reasonable and necessary business expenses not covered by such credit accounts, which may be incurred by Executive in connection with the business of the Company and the performance of her duties under this Agreement, subject to Executive providing the Company with reasonable documentation thereof.

         3.6 INITIAL STOCK BONUS. Upon the execution hereof, and as partial consideration for Executive's acceptance of this Agreement, the Company agrees to sell, and the Executive shall purchase, one million eight hundred thousand (1,800,000) shares of the Company's common stock at a price of $0.001 per share, or a total cash purchase price of One Thousand Eight Hundred and 00/100 ($1,800.00) Dollars. Said purchase price is acknowledged by the parties as being paid by Executive on the date hereof.

         3.7 BOARD OF DIRECTORS. Subject to approval at any meeting of the stockholders, Executive shall be appointed to the Company's Board of Directors.

4. TERMINATION.

         4.1 EARLY TERMINATION. The Company may terminate the Executive's employment prior to the end of the Term hereof by giving the Executive thirty
(30) days' advance notice in writing. If the Company terminates the Executive's employment prior to the end of the Term hereof for any reason other than Cause, as defined below, or if the Executive terminates her employment for Good Reason, as defined below, the provisions of Sections 5.1(a), 5.2 and 5.3 shall apply. The Executive may terminate her employment prior to the end of the Term hereof by giving the Company thirty (30) days advance written notice. If the Executive terminates her employment prior to the end of the Term hereof, other than for Good Reason, the provisions of Section 5.1(b) shall apply. Upon termination of the Executive's employment with the Company, the Executive's rights under any applicable benefit plans shall be determined under the provisions of those plans. Any waiver of notice shall be valid only if it is made in writing and expressly refers to the applicable notice requirement of this Section 4.1.

         4.2 DEATH. The Executive's employment shall terminate in the event of her death. The Company shall have no obligation to pay or provide any compensation or benefits under this Agreement on account of the Executive's death, or for periods following the Executive's death; provided however that the Company's obligations under Sections 5.1(a), 5.2 and 5.3 shall not be interrupted as a result of the Executive's death, and the Executive's estate or its representative(s) shall be entitled to exercise all the rights of the Executive under such Sections. The Executive's rights (and the rights of her estate) under the benefit plans of the Company in the event of the Executive's death shall be determined under the provisions of those plans.

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         4.3 CAUSE. The Company may terminate the Executive's employment for cause by giving the Executive thirty (30) days' advance notice in writing. For all purposes under this Agreement, "Cause" shall mean a willful act by the Executive which constitutes gross misconduct and which is injurious to the Company. No act, or failure to act, by the Executive shall be considered "willful" unless committed without good faith without a reasonable belief that the act or omission was in the Company's best interest. No compensation or benefits will be paid or provided to the Executive under this Agreement on account of a termination for Cause for periods following the date when such a termination of employment is effective. The Executive's rights under the benefit plans of the Company in the event of a termination for Cause shall be determined under the provisions of those plans.

         4.4 DISABILITY. The Company may terminate the Executive's employment for Disability by giving the Executive thirty (30) days advance notice in writing. For all purposes under this Agreement, "Disability" shall mean that the Executive, at the time notice is given, has been unable to substantially perform her duties under this Agreement for a period of not less than six (6) consecutive months as the result of her incapacity due to physical or mental illness. In the event that the Executive resumes the performance of substantially all of her duties hereunder before the termination of her employment under this Section 4.4 becomes effective, the notice of termination shall automatically be deemed to have been revoked. No compensation or benefits will be paid or provided to the Executive under this Agreement on account of termination for Disability for periods following the date when such a termination of employment is effective; provided however that the Company's obligations under Sections 5.1(a), 5.2 and 5.3 shall not be interrupted as a result of the Executive's Disability, and the Executive or her guardian(s) or other representative(s) shall be entitled to exercise all the rights of the Executive under such Sections. The Executive's rights under the benefit plans of the Company in the event of her Disability shall be determined under the provisions of those plans.

         4.5 GOOD REASON. Employment with the Company may be regarded as having been constructively terminated by the Company, and the Executive may therefore terminate her employment for Good Reason and thereupon become entitled to the benefits of Sections 5.1(a) and 5.2 below, if, before the end of the Employment Period, one or more of the following events shall occur:

                  (a) without the Executive's express written consent, the assignment to the Executive of any duties or the reduction of the Executive's duties, either of which results in a significant diminution in the Executive's position or responsibilities with the Company in effect immediately prior to such assignment, or the removal of the Executive from such position and responsibilities;

                  (b) without the Executive's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Executive immediately prior to such reduction;

                  (c) a material reduction by the Company in the Base Salary of the Executive as in effect immediately prior to such reduction;

                  (d) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive's overall benefits package is significantly reduced;

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                  (e) the relocation of the Executive to a facility or a
location more than 75 miles from the Executive's then present location or from the Company's principal executive offices, without the Executive's express written consent;

                  (f) any purported termination of the Executive's employment by the Company which is not effected for death, Disability or for Cause, or any purported termination for which the grounds relied upon are not valid;

                  (g) the failure of the Company to obtain the assumption of this Agreement by any successor; or

                  (h) any material breach by the Company of any material provision of this Agreement.

5. TERMINATION BENEFITS. In the event the Executive's employment terminates prior to the end of the Term hereof, then the Executive shall be entitled to receive severance and other benefits as follows:

         5.1  SEVERANCE.

                  (a) INVOLUNTARY TERMINATION. If the Company terminates the Executive's employment other than for Cause, or if the Executive terminates her employment for Good Reason, or if the Executive's employment terminates by reason of her death or Disability then, in lieu of any severance benefits to which the Executive may otherwise be entitled under any Company severance plan or program, the Executive shall be entitled to payment of her Base Salary and Bonus compensation for a period of twelve (12) months; provided, however, that said twelve (12) month period may be terminated earlier in the event of a breach by the Executive of her obligations hereunder.

                  (b) OTHER TERMINATION. In the event the Executive's employment terminates for any reason other than as described in Section 5.1(a) above, including by reason of the Executive's resignation other than for Good Reason and the Company's termination of the Executive for Cause, then the Executive shall be entitled to receive severance and any other benefits only as may then be established under the Company's existing severance and benefit plans and policies at the time of such termination.

         5.2 BONUS COMPENSATION. In the event the Executive's employment is terminated as described in Section 5.1(a) above, then the Executive shall continue to be entitled to receive the Bonus Compensation as described in
Section 3.2 as though she had remained an employee for a period of twelve (12) months after Executive is terminated. In the event the Executive's employment terminates for any other reason during the Term hereof (other than for Cause), then the Executive shall be entitled to payment of such Bonus Compensation only in the event that the Company receives the benefit of any financing or revenues within six (6) months after employee's termination.

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         5.3 OPTIONS. Notwithstanding anything to the contrary contained in any stock option agreement or incentive stock option plan that the Executive may become a party to, upon any voluntary or involuntary termination of Executive's employment with the Company, including without limitation termination by the Company for Cause, all unvested stock options to purchase shares of the capital stock of the Company then held by the Executive shall, immediately and without further action on the part of the Executive or the Company, become fully vested in the Executive, who may exercise them at any time, or from time to time, during the six (6) months following the date of such termination. For purposes of this Section 5.3, Executive shall, at all times, be entitled to purchase a minimum of 350,000 shares of the Company's common stock at a price of not greater than one cent ($0.01) per share.

6. EXCISE TAX. If any payments or transfers of property to be made to Executive hereunder are subject, in whole or in part, to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, ("the Excise Tax") and application of
Section 280G of such Code, can be avoided by an appropriate shareholder vote, pursuant to Section 280G(b)(5)(A) of the Code, the Company and Executive agree that they will respectively take all steps necessary or appropriate to obtain a favorable shareholder vote to assure that the Excise Tax and the provisions of
Section 280G are not applicable with respect to such compensation.

7. ASSIGNMENT. Executive may not assign this Agreement or any rights or obligations hereunder. The Company may assign this Agreement to any of its subsidiaries or affiliates or in connection with any Corporate Transaction or reincorporation of the Company.

8. PROPRIETARY INFORMATION. During the Term hereof and thereafter for a period of three (3) years, the Executive shall not, without the prior written consent of the Board, disclose or use for any purpose (except in the course of her employment under this Agreement and in furtherance of the business of the Company or any of its affiliates or subsidiaries) any confidential information or proprietary data of the Company. As an express condition of the Executive's employment with the Company, the Executive agrees to execute confidentiality agreements as requested by the Company.

9. MISCELLANEOUS.

         9.1 This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company and constitutes the entire agreement between the Company and the Executive with respect to its subject matter.

         9.2 This Agreement may not be amended, supplemented, modified or extended, except by written agreement which expressly refers to this Agreement, which is signed by of the parties hereto and which is authorized by the Company's Board of Directors.

         9.3 This Agreement is made in and shall be governed by the laws of the State of California, without giving effect to its conflicts-of-law principles.

         9.4 In the event that any provision of this Agreement is determined to be illegal, invalid or void for any reason, the remaining provisions hereof shall continue in full force and effect.

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         9.5 Executive represents and warrants to the Company that there is no restriction or limitation, by reason of any agreement or otherwise, upon Executive's right or ability to enter into this Agreement and fulfill her obligations under this Agreement.

         9.6 All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first-class mail, postage prepaid, registered or certified, or delivered either by hand, by messenger or by overnight courier service, and addressed to the receiving party at the respective address set forth in the heading of this Agreement, or at such other address as such party shall have furnished to the other party in accordance with this Section 9.6 prior to the giving of such notice or other communication.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first date written above.

WITNESS:                                    FONEFRIEND, INC.


   /S/ HAL MINSKY                           BY: /S/ DENNIS H. JOHNSTON
--------------------------------------          -------------------------------
                                                DENNIS H. JOHNSTON, SECRETARY

                                            EMPLOYEE:



   /S/ GARY A. RASMUSSEN                         /S/ JACKELYN GIROUX
--------------------------------------      ------------------------------------
                                                     JACKELYN GIROUX

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